Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Uranium Resources, Inc. of our report dated March 19, 2015, relating to our audit of the consolidated financial statements as of and for the years ended December 2014 and 2013, which appears in the Annual Report on Form 10-K of Uranium Resources, Inc. for the year ended December 31, 2014.

We also consent to the reference to our Firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Hein and Associates LLP

Hein & Associates LLP

Denver, Colorado January 11, 2016